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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                LOGIMETRICS, INC.

         LogiMetrics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         The following amendment to the Certificate of Incorporation of the Corporation, approved by the Board of Directors and stockholders of the Corporation, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

         "The first paragraph of Article FOURTH of the Certificate of Incorporation, as amended, of LogiMetrics, Inc. is hereby amended to read in its entirety as follows:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 355,000,000 shares, of which 350,000,000 shares are designated as Common Stock, having a par value of $.01 per share ("Common Stock") and 5,000,000 shares are designated as Preferred Stock, $.01 par value per share ("Preferred Stock")."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, this 20th day of April, 2000.

                                        LOGIMETRICS, INC.



                                        By: ____________________________
                                                    Norman M. Phipps
                                                    President and Chief
                                                    Operating Officer



ATTEST:

-----------------------------
    Erik S. Kruger, Secretary